Exhibit 99.1

Viveve Reports First Quarter 2018 Financial Results

Continued quarter-over-quarter annual revenue growth and rapid expansion into stress urinary incontinence market planned for Viveve® System

ENGLEWOOD, CO – May 10, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported its financial results for the quarter ended March 31, 2018.

“For the first quarter of 2018, Viveve recorded sales of $3.7 million demonstrating strong global demand and increasing enthusiasm from physicians for our innovative cryogen-cooled monopolar radiofrequency technology and its clinical applications. We also reached a number of significant milestones that support our global commercialization strategy and set the stage for continuing global adoption of the Viveve® System through the remainder of 2018,” said Scott Durbin, chief executive officer and director of Viveve.

Q1 2018 Business Highlights

●

Received U.S. Food and Drug Administration (FDA) approval of an Investigational Exemption Device (IDE) to conduct VIVEVE II, a multicenter randomized double blinded sham-controlled trial using the Viveve System for the improvement of sexual function;

●	Announced expansion of its cryogen-cooled monopolar radiofrequency (CMRF) technology platform into the Stress Urinary Incontinence (SUI) market;

●	Reported positive 12-month results from the SUI pilot study conducted by Dr. Bruce Allan in Calgary, Alberta;

●	Announced plans to conduct clinical registration studies to further assess the safety and efficacy of the Viveve System in the treatment SUI;

●	Received regulatory approvals in three Latin America countries;

●	Secured financing of approximately $32.4 million in a February common stock offering.

Q1 2018 Financial Results

Revenue for the first quarter of 2018 totaled $3,699,000 from the sale of 53 Viveve systems, 38 of which were sold in North America through direct sales, and approximately 5,400 disposable treatment tips making the company’s current global installed base as of March 31, 2018 – 497 systems, compared to revenue of $3,041,000 for the same period in 2017, a 22% year-over-year quarterly revenue growth.

Gross profit for the first quarter of 2018 was $1,347,000, or 36% of revenue, compared to gross profit of $1,422,000 or 47% of revenue, for the same period in 2017. The decrease was primarily due to the change in the mix of products sold in the first quarter of 2018.

Total operating expenses for the first quarter of 2018 were $12,687,000, up from $7,838,000 in the same period in 2017, mainly a result of increased costs to support commercialization in North America markets, product development efforts, regulatory and clinical study activities, strategies to protect Viveve’s intellectual property and other general corporate expenses.

Net loss for the first quarter of 2018 was $12,669,000, or ($0.49) per share, compared to a net loss of $6,695,000, or ($0.57) per share, for the same period in 2017.

Cash and cash equivalents were $38,378,000 as of March 31, 2018, which includes the recent equity financing that concluded in February 2018.

2018 Financial Guidance

Viveve continues to anticipate rapid commercial growth and reiterates its 2018 guidance for annual revenue of $22 million to $24 million.

Conference Call Information

The company will host a live conference call at 5:00 pm ET today. The conference call may be accessed by dialing 1-866-777-2509 (domestic) or 1-412-317-5413 (international) or via live webcast at http://services.choruscall.com/links/vive180510.html. Participants may also pre-register for the conference call at http://dpregister.com/10119472.

A recording of the webcast will be posted on the company’s investor relations website following the call at http://ir.viveve.com and will be available online for 90 days.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the Viveve treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single 30-minute in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Viveve received approval of an Investigational Device Exemption (IDE) application from the U.S. Food and Drug Administration (FDA) in March of 2018 to proceed with VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth. Initiation of the trial is expected to begin in the second quarter of 2018 and if successful, could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve has submitted an Investigational Trial Application to the Canadian Ministry of Health and plans to submit an IDE to the FDA to conduct two independent multicenter randomized registration trials (LIBERATE-International and LIBERATE-U.S. respectively) for use of the CMRF device in stress urinary incontinence treatment.

InControl Products by Viveve are FDA cleared medical devices that treat stress, urge, and mixed incontinence conditions and products to improve pelvic floor strength. Viveve exclusively distributes InControl Medical's products to healthcare providers in the United States.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com

Media contact:

Kelly Wakelee

Berry & Company Public Relations

(212) 253-8881

kwakelee@berrypr.com

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$38,378	$20,730
Accounts receivable, net	6,999	6,213
Inventory	3,828	2,390
Prepaid expenses and other current assets	3,302	2,741
Total current assets	52,507	32,074
Property and equipment, net	1,674	1,303
Investment in limited liability company	2,251	2,500
Other assets	204	202
Total assets	$56,636	$36,079

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,865	$4,799
Accrued liabilities	4,257	4,605
Total current liabilities	8,122	9,404
Note payable, noncurrent portion	29,334	28,948
Other noncurrent liabilities	218	327
Total liabilities	37,674	38,679
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	137,035	102,981
Accumulated deficit	(118,073)	(105,581)
Total stockholders’ equity (deficit)	18,962	(2,600)
Total liabilities and stockholders’ equity (deficit)	$56,636	$36,079

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2018	2017

Revenue	$3,699	$3,041
Cost of revenue	2,352	1,619
Gross profit	1,347	1,422

Operating expenses:
Research and development	3,756	2,388
Selling, general and administrative	8,931	5,450
Total operating expenses	12,687	7,838
Loss from operations	(11,340)	(6,416)
Interest expense, net	(1,070)	(263)
Other expense, net	(10)	(16)
Net loss from consolidated companies	(12,420)	(6,695)
Loss from minority interest	(249)	-
Net loss	$(12,669)	$(6,695)

Net loss per share:
Basic and diluted	$(0.49)	$(0.57)

Weighted average shares used in computing net loss per common share:
Basic and diluted	25,846,724	11,663,765